Exhibit 10.8

BSD Medical Corporation   2188 West 2200 South, Salt Lake City, Utah  84119-1326
Telephone:  (801) 972-5555    Facsimile:  (801) 972-5930

Date

Notice of Grant of Stock Option

Dear :

As per the terms of the 1998 Director Stock Plan (the "Plan") of BSD Medical Corporation (the "Corporation"), you have been granted an option to purchase the Corporation's common stock.  Therefore, I am pleased to notify you that, effective ________, you have been granted an option (the "Option") to purchase up to an aggregate of ________ shares of the Corporation's common stock, par value $.001 per share (the "Shares"), at the purchase price of $          per share (the "Purchase Price").  If there are any conflicts between the provisions of this Notice and the Plan, then the terms of the Plan shall control.

You may exercise your Option at any time after the following dates as to the numbers of Shares indicated:

Vesting Date	Number of Shares

You must exercise your Option, if at all, on or before the close of business on the ____ day of  __                    .  Your right to exercise your Option will terminate on such date and will also terminate immediately upon the termination of your status as Non-Employee Director with the Corporation (or its controlled or affiliated companies) for any reason, including your death or disability or the dissolution or liquidation of the Corporation.  Following termination of your status position as Non-Employee Director, the Corporation will have the right to repurchase all Shares purchased by you through the exercise of an option, which you hereby grant to the Corporation.  The Corporation's repurchase option will expire one year after termination of your employment and may be exercised by the Corporation's delivery of notice to you, or your legal representative, of its exercise of the repurchase option.  The repurchase option price shall be the fair market value of the Shares on the date of termination, as determined in good faith by the Board.

To exercise your Option, in whole or in part, you must furnish written notice of your exercise to the Corporation's secretary at 2188 West 2200 South, Salt Lake City, Utah 84119-1326.  Such notice must be in the form attached hereto, or some other form approved by the Board, and must be accompanied by a certified or cashiers check made payable to the Corporation in an amount equal to the Purchase Price multiplied by the number of Shares purchased, and assurances satisfactory to the Corporation that all appropriate withholding taxes have been, or will be paid.  Such notice must be hand delivered or sent by certified United States mail, with return receipt requested.

The number of Shares covered by your Option, and the Purchase Price, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of the Corporation's common stock resulting from a subdivision or consolidation of such shares or the payment of a share dividend or any other increase or decrease in the number of shares effected without receipt of consideration by the Corporation.  If the Corporation shall be the surviving corporation in any merger or consolidation, your Option shall apply to the number of securities to which you would have been entitled if you had been the owner of the Shares on the date of the merger or consolidation.  If there is a merger, consolidation, sale of assets or similar transaction involving the Corporation, and which the Corporation is not the surviving entity, then the Corporation shall diligently attempt to obtain the agreement of the successor in such transaction to assume the obligations of the Corporation hereunder, by substituting an equivalent option for the option granted hereby.

Each certificate representing the Shares issued pursuant to your exercise of the Option may have impressed thereon such restrictive legends, as the Corporation deems appropriate.  You shall also cooperate in such manner, as the Corporation reasonably deems appropriate to assure compliance with applicable securities laws.  If the Corporation so chooses, the Corporation may delay any exercise of the Option until you have furnished satisfactory evidence to the Corporation that all United States federal and state withholding taxes owed with respect to such exercise have been, or will be, paid in full.

Please understand that you have no obligation to exercise your Option, and that you will have no rights as a stockholder of the Corporation with this Option until you exercise your Option, in whole or in part, and the Corporation issues to you a certificate representing your Shares.

Should you have any questions in regard to your Option, please contact the undersigned or any other officer of the Corporation.  If you agree to terms of this letter, please execute, date and return the enclosed copy of the letter, at which time your Option will become effective.

Sincerely,

President of BSD Medical Corporation

I understand and agree to
the foregoing terms.

Date: